Exhibit 99.1

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
04/21/06	Investors:	Mary Kay Shaw, 630-623-7559
	Media:	Anna Rozenich, 630-623-7316

McDONALD’S ANNOUNCES STRONG OPERATING RESULTS FOR FIRST QUARTER 2006

OAK BROOK, IL — McDonald’s Corporation today announced strong operating results for the first quarter ended March 31, 2006. The Company reported diluted earnings per share of $0.49 for the quarter, driven by positive comparable sales in all geographic segments.

The Company reported the following highlights for the quarter:

•	Revenues increased 6% (8% in constant currencies) fueled by a global comparable sales increase of 5.2%

•	Company-operated and franchised restaurant margin percents improved in all geographic segments

•	The Company repurchased $1.0 billion or 29.5 million shares of its stock

Chief Executive Officer Jim Skinner commented, “Strategic initiatives aligned behind McDonald’s Plan to Win are strengthening our competitive position and delivering positive results worldwide. Performance for the first quarter reflected more customer visits and enhanced profitability as we continued to connect with our customers and increase the relevance of our brand.

“In the first quarter, the U.S. marked its 36th consecutive month of positive comparable sales. The ongoing momentum of our U.S. business drove the segment’s double-digit revenue growth and margin improvement. We will continue to maximize our U.S. performance by providing customers with an exceptional experience that offers expanded menu choices like our Spicy Premium Chicken Sandwich and Premium Roast Coffee, enhanced conveniences including cashless payment options and gift cards and the compelling everyday value of our Dollar Menu. Next week, we’ll add even more variety to our menu with the introduction of the new Asian Salad featuring grilled or crispy chicken, mandarin orange slices, red bell peppers, soybeans, snow peas and slivered almonds served with all-natural, Newman’s Own Lighten Up!® Low Fat Sesame Ginger salad dressing.

“In Europe and Asia/Pacific, Middle East and Africa, our ongoing commitment to everyday value, balanced with premium products that appeal to local tastes contributed to each segment’s financial performance for the quarter. While I am pleased with these results, we remain focused on further strengthening the contribution from both of these critical business segments.

“During the quarter we made progress on previously announced actions designed to enhance overall profitability and improve returns for all shareholders – we closed a limited number of restaurants in the U.K. in conjunction with the strategic review of the market’s real estate portfolio, completed the buy out of certain franchisees in Brazil and moved forward on the anticipated sale of a small market in Europe to a developmental licensee. We remain committed to returning value to shareholders through share repurchase and dividends. This quarter, we bought back $1 billion or 29.5 million shares of McDonald’s stock.

“Overall, our strong quarterly financial performance reflects diligent execution of our fundamental business drivers. Our results confirm that our strategy of growing by improving our existing restaurants and focusing on the 5 P’s of People, Products, Place, Price and Promotion is the right strategy for McDonald’s, our customers and our shareholders.”

KEY HIGHLIGHTS – CONSOLIDATED

Dollars in millions, except per share data

Quarters ended March 31,	2006	2005	% Inc / (Dec)	Currency Translation (Loss)	% Inc / (Dec) Excluding Currency Translation

Revenues	$5,100.9	$4,802.8	6	$(96.6)	8
Operating income	923.8	909.6	2	(31.3)	5
Net income	625.3	727.9	(14)	(15.0)	(12)
Earnings per share—diluted*	0.49	0.56	(13)	(0.01)	(11)

*	The following items, in total, negatively impacted the percentage change for first quarter 2006 diluted earnings per share compared with 2005 by 29 percentage points:

2006

–	Approximately $0.045 per share of operating expenses primarily related to: previously announced actions taken for a limited number of restaurant closings in the U.K. in conjunction with an overall restaurant portfolio review; costs to buy out certain litigating franchisees in Brazil; and an impairment charge on the anticipated sale of a small market in Europe to a developmental licensee; and

–	Approximately $0.035 per share of nonoperating income due to the IPO of Chipotle Mexican Grill and the concurrent sale of Chipotle shares.

2005

–	A $0.13 per share tax benefit due to a favorable audit settlement of the Company’s 2000-2002 U.S. tax returns.

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE

Comparable sales represent sales at all McDonald’s restaurants, including those operated by the Company, franchisees and affiliates, in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation. Some of the reasons restaurants may be closed include road construction, reimaging or remodeling, and natural disasters. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

Information in constant currency is calculated by translating current year results at prior year average exchange rates.

FORWARD-LOOKING STATEMENTS

This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

RELATED COMMUNICATIONS

McDonald’s Corporation will broadcast its investor conference call live over the Internet at 10:30 a.m. Central Time on April 21, 2006. A link to the live webcast will be available at www.investor.mcdonalds.com and an archived replay of this webcast will be available for a limited time.

See Exhibit 99.2 in the Company’s Form 8-K filing for supplemental information related to the Company’s results for the quarter ended March 31, 2006.

The Company plans to release April 2006 sales information on May 9, 2006.

McDONALD’S CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data			Inc / (Dec)
Quarters ended March 31,	2006	2005	$	%

Revenues
Sales by Company-operated restaurants	$3,855.9	$3,599.5	256.4	7
Revenues from franchised and affiliated restaurants	1,245.0	1,203.3	41.7	3

TOTAL REVENUES	5,100.9	4,802.8	298.1	6

Operating costs and expenses
Company-operated restaurant expenses	3,302.8	3,109.1	193.7	6
Franchised restaurants–occupancy expenses	252.1	257.0	(4.9)	(2)
Selling, general & administrative expenses	550.3	520.1	30.2	6
Impairment and other charges (credits), net	86.1	(18.7)	104.8	n/m
Other operating (income) expense, net	(14.2)	25.7	(39.9)	n/m
Total operating costs and expenses	4,177.1	3,893.2	283.9	7

OPERATING INCOME	923.8	909.6	14.2	2

Interest expense	102.3	89.8	12.5	14
Nonoperating income, net	(84.3)	(10.4)	73.9	n/m
Income before provision for income taxes	905.8	830.2	75.6	9
Provision for income taxes	280.5	102.3	178.2	n/m

NET INCOME	$625.3	$727.9	(102.6)	(14)

EARNINGS PER SHARE-DILUTED	$0.49	$0.56	(0.07)	(13)

Weighted average shares outstanding-diluted	1,271.2	1,289.0	(17.8)	(1)

n/m Not meaningful

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